Exhibit 23.5

Consent Of Independent Registered Public Accounting Firm

The Board of Directors
Jefferies Group, Inc.:

We consent to the incorporation by reference in this Amendment No. 2 to the registration statement on Form S-4 (No. 333-185318) of Leucadia National Corporation of our report dated February 26, 2010 with respect to the consolidated statements of earnings, changes in stockholders’ equity, comprehensive income, and cash flows for the year ended December 31, 2009 of Jefferies Group, Inc. (February 2, 2011 as to Note 1 of the consolidated financial statements included in Jefferies Group, Inc.’s 2010 Transition Report on Form 10-K which describes the effects of correcting the 2009 consolidated financial statements), which report appears in the 2011 Annual Report on Form 10-K of Jefferies Group, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ KPMG LLP

New York, New York
January 24, 2013